Exhibit 99.(d)(2)

AMENDMENT NO. 1

TO THE

INVESTMENT MANAGEMENT AGREEMENT

AMENDMENT NO. 1 effective August 6, 2025 (“Amendment No. 1”), to the Investment Management Agreement dated September 4, 2024 (the “Agreement”) between Venerable Investment Advisers, LLC, a Delaware limited liability company (the “Investment Adviser”), and Venerable Variable Insurance Trust, a Delaware statutory trust (the “Trust”)

WHEREAS, the Investment Adviser and the Trust desire to add a newly registered series (the “New Fund”) to the Agreement;

NOW THEREFORE, the Investment Adviser and the Trust agree to modify and amend the Agreement as follows:

1.	New Fund. Effective August 6, 2025, the following New Fund is hereby added to the Agreement on the terms and conditions contained in the Agreement:

Venerable US Large Cap Core Equity Fund

2.	Duration of Agreement for the New Fund. Unless otherwise terminated, the Agreement shall continue in effect with respect to the New Fund for two years from the date specified in Section 1 above, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the New Fund, and (ii) by vote of a majority of the members of the Board of Trustees of the New Fund who are not “interested persons” of the Trust or the Investment Adviser, in accordance with the requirements of the Investment Company Act of 1940, as amended.

3.	Schedule A. Schedule A to the Agreement, which sets forth the Funds of the Trust for which the Investment Adviser is appointed investment adviser, is hereby replaced in its entirety by Schedule A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

VENERABLE INVESTMENT ADVISERS, LLC

By:	/s/ Michal Levy
Name: Michal Levy
Title: Head of Venerable Investment Advisers, LLC

VENERABLE VARIABLE INSURANCE TRUST

By:	/s/ John Bruggeman
Name: John Bruggeman
Title: Assistant Treasurer

AMENDMENT NO. 1

SCHEDULE A

As compensation for its services under the Agreement, each Fund will pay the Investment Adviser a fee computed daily at the following annual rate based on the Fund’s average daily net assets:

FUND	FEE
Venerable High Yield Fund	0.65%
Venerable Large Cap Index Fund	0.15%
Venerable Moderate Allocation Fund	0.05%
Venerable Strategic Bond Fund	0.45%
Venerable US Large Cap Strategic Equity Fund	0.60%
Venerable US Large Cap Core Equity Fund	0.60%